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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               LITHIA MOTORS, INC.
             (Exact Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
        1)  Title of each class of securities to which transaction applies:
        2)  Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        4)  Proposed maximum aggregate value of transaction:
        5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)  Amount Previously Paid:
        2)  Form, Schedule or Registration Statement No.:
        3)  Filing Party:
        4)  Date Filed:

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




                               LITHIA MOTORS, INC.
                              360 E. JACKSON STREET
                           MEDFORD, OREGON 97501-5289

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1999

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon 97504, on Thursday, May 20, 1999, at 4:00 p.m., Pacific Daylight Savings Time. I would like the opportunity to meet you personally, introduce you to our management team and Directors, and answer any questions you may have.

This formal Notice of Meeting, the Proxy Statement, the proxy card and a copy of the Annual Report to Shareholders describing the Company's operations for the year ended December 31, 1998 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the Annual Meeting.





                                     Very truly yours,

                                     LITHIA MOTORS, INC.



                                     SIDNEY B. DeBOER
                                     CHAIRMAN OF THE BOARD,
April 25, 1999                       CHIEF EXECUTIVE OFFICER AND SECRETARY

                               LITHIA MOTORS, INC.

                            ------------------------

                                 PROXY STATEMENT

GENERAL

This Proxy Statement is being sent to Shareholders of Lithia Motors, Inc. (the "Company") in connection with the annual meeting of shareholders to be held on May 20, 1999 for the following purposes:

        1. To elect directors of the Company for the ensuing year (Proposal No. 1);
        2. To approve an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued thereunder by 615,000 shares to a total of 1,700,000 shares (Proposal No. 2); and
        3. To consider and act on such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 31, 1999, as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of Common Stock of the Company at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement and the accompanying Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Company's 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon 97504, on Thursday, May 20, 1999, at 4:00 p.m. Pacific Daylight Savings Time and any adjournment thereof. The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders, by officers or regular employees of the Company. All expenses of the Company associated with this solicitation will be borne by the Company.

The two persons named as proxies on the enclosed proxy card, Sidney B. DeBoer and M. L. Dick Heimann, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal No. 1 to elect the nominees for directors proposed by the Board of Directors and FOR Proposal No. 2 to approve an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued thereunder by 615,000 shares to a total of 1,700,000 shares.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company.

These proxy materials and the Company's 1998 Annual Report to Shareholders are being mailed on or about April 20, 1999 to shareholders of record on March 31, 1999 of the Company's Common Stock. The principal executive office and mailing address of the Company is 360 E. Jackson Street, Medford, Oregon 97501.

VOTING AT THE MEETING

Class A and Class B Common Stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 6,149,688 shares of Class A Common Stock and 4,110,000 shares of Class B Common Stock outstanding and entitled to vote. The Class A and Class B Common Stock vote together as a single voting group on all matters submitted to a vote of the shareholders.

At the annual meeting, each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock outstanding is entitled to ten votes at the Annual Meeting. If a quorum is present at the Annual Meeting
(i) the five nominees for election as directors who receive the greatest number of votes cast for the election of directors shall be elected directors; and (ii) Proposal No. 2 to approve an amendment to the Lithia Motors, Inc. 1996 Stock Incentive Plan will be approved if it receives the affirmative vote of the holders of at least a majority of the votes present in person or represented by proxy at the Annual Meeting that voted on Proposal No. 2.

With respect to the election of directors, directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting or nonvoting by brokers will have no effect thereon. With respect to voting on Proposal No. 2, abstention from voting will have the same effect as voting against the proposal and nonvoting by brokers will have no effect thereon. Therefore, while broker non-votes will be counted for purposes of establishing a quorum, they will not be considered voted on such proposal.

                     BUSINESS TO BE CONDUCTED AT THE MEETING

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

The Company's Bylaws provide for not less than two and not more than seven directors. The Board of Directors has currently established the number of directors at five. Directors are elected by the shareholders at the Company's annual meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year:

NAME                              AGE               HAS BEEN A DIRECTOR SINCE
----                              ---               -------------------------
Sidney B. DeBoer                   55                          1968
M. L. Dick Heimann                 55                          1970
Thomas Becker                      47                          1997
R. Bradford Gray                   47                          1997
William J. Young                   56                          1997

On February 8, 1999, the Board of Directors approved the acquisition of seven dealerships from the Moreland Automotive Group, headquartered in Colorado. The Company anticipates completing the Moreland acquisition during the second quarter of 1999. After completion of this acquisition, the size of the Board will be increased from five members to six members and W. Douglas Moreland will be appointed as a Director of the Company in accordance with Section 2.1 and
Section 2.2 of the Company Bylaws. Mr. Moreland is the president and majority shareholder of the Moreland Automotive Group.

SIDNEY B. DEBOER. Mr. DeBoer has served as the Chairman, Chief Executive Officer and Secretary of the Company since 1968. He also is a member of various automobile industry organizations, including the President's Club of the National Automobile Dealers Association, Oregon Auto Dealers Association, Medford New Car Dealers Association, Chrysler Dealer Council, Toyota Dealer Council and Honda Dealer Council.

M.L. DICK HEIMANN. Mr. Heimann has served as the Chief Operating Officer and Director of the Company since 1970 and was appointed President in 1997. Prior to joining the Company, he served as a district manager of Chrysler Corporation from 1967 to 1970. He is a member of various automobile industry organizations including the Oregon Auto Dealers Association, the Jeep Dealer Council and the Medford New Car Dealers Association, for which he has previously served as president. Mr. Heimann is a graduate of University of Colorado with a Bachelor of Science degree in Biology and Languages.

R. BRADFORD GRAY. Mr. Gray has served as Executive Vice President of the Company since 1996 and became a Director of the Company in 1997. From 1981 to 1995, he served in various capacities with the Company, including as General Manager of the Company's Grants Pass (1991-1995) and Lithia Dodge (1989-1991) dealerships. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

THOMAS BECKER. Mr. Becker became a Director of the Company on March 1, 1997. Mr. Becker is the Executive Director of Pacific Retirement Services, Inc. and Rogue Valley Manor in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of a number of retirement centers and related operations in Oregon, California and Texas. Mr. Becker began his career with Rogue Valley Manor on January 1, 1978. Mr. Becker holds a Bachelor of Science degree from the University of Oregon.

WILLIAM J. YOUNG. Mr. Young became a Director of the Company on March 1, 1997. Mr. Young is the Chairman of the Board, President and Chief Executive Officer of ARC Capital, a holding company with three wholly-owned subsidiaries operating in the machine vision industry. Mr. Young has been with ARC Capital since 1994. Prior to 1994, Mr. Young served with Volkswagen of America ("VOA") for 18 years, most recently as President and Chief Executive Officer. During his tenure as President and CEO of VOA, Mr. Young also served as President of V-Crest Systems, Inc. ("VCI"), a computer services company serving 1,200 auto dealer agencies, and Director of VCI, Inc., a $2 billion financial services company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors held four regular meetings during the year ended December 31, 1998. Mr. Gray missed two of the four meetings during 1998. No other director attended fewer than 75 percent of the meetings of the Board of Directors and committees thereof, if any, during the period that he was a member of the Board of Directors during 1998.

The Compensation Committee, consisting of Messrs. Becker and Young, both non-employee outside directors, and Mr. DeBoer, reviews and approves salaries for the executive officers, grants of stock options and other incentive compensation for employees of the Company. The Compensation Committee also administers the Company's 1996 Stock Incentive Plan and the Company's Employee Stock Purchase Plan. The Compensation Committee held one meeting during 1998.

In 1998, the Audit Committee consisted of Messrs. Becker and Young, both non-employee outside directors, and Mr. DeBoer, who were responsible for recommending the selection of auditors for the Company and reviewing the results of the audit and other reports and services provided by the Company's independent auditors. The Audit Committee held four meetings during 1998.

The Board of Directors does not have a Nominating Committee. The entire Board serves this function.

COMPENSATION OF DIRECTORS
Directors who are not employees of the Company are paid $12,000 per year and receive an additional $500 per meeting of the Board or a committee of the Board in excess of one meeting per month. Non-employee directors were also granted a stock option for 1,500 shares of Class A Common Stock under the Company's 1997 Non-Discretionary Stock Option Plan for Non-Employee Directors on January 2, 1998. These stock options have an exercise price equal to the closing price of the Class A Common Stock on the date of grant, fully vest six months following the date of grant and generally expire 10 years following such date. Directors of the Company who are employees do not receive any additional compensation for serving as a director. All directors are reimbursed for out-of-pocket expenses that they incur in connection with attending Board and committee meetings.

                                 PROPOSAL NO. 2
       APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN

In April 1996, the Board and the Company's shareholders adopted the Company's 1996 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock-based awards ("Awards") to executive officers (including those who are directors), to other employees and to non-employee consultants of the Company. Such Awards may take any form approved by the Board or by a committee designated by the Board, including stock options, stock bonuses, stock appreciation rights and restricted stock awards. Stock options granted under the Plan may be either options that qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or those that do not qualify as such "incentive stock options" ("Non-qualified Options").

In April 1999, the Company's Board of Directors approved an amendment to the Plan to increase the number of shares covered by the Plan by 615,000 to a total of 1,700,000 shares, subject to approval by the Company's shareholders. A more complete summary of the Plan is set forth in Appendix A.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 1999, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each Director, (ii) the "Named Executive Officers" (as defined under "Executive Compensation"), (iii) all persons known by the Company to be beneficial owners of more than 5 percent of its Common Stock, and (iv) all executive officers and Directors as a group.

                                                                                 COMMON STOCK (A) (B)
                                                                         --------------------------------------
                                                                            NUMBER OF       PERCENT OF SHARES
 SHAREHOLDER                                                                  SHARES           OUTSTANDING
 ---------------------------------------------------                     --------------- ----------------------
 Lithia Holding Company, LLC (C) (D)                       Class A                 --                 --
                                                           Class B          4,110,000               100%

 Sidney B. DeBoer (C) (D) (E)                              Class A             91,279               1.5%
                                                           Class B          4,110,000               100%

 J.P. Morgan & Co. Incorporated (F)                        Class A            668,100              10.9%
   60 Wall Street                                          Class B                 --                 --
   New York, NY 10260

 Mellon Bank Corp. (G)                                     Class A            514,100               8.4%
   500 Grant Street                                        Class B                 --                 --
   Pittsburgh, PA 15258

 Capital Guardian Trust Company (H)                        Class A            509,000               8.3%
   333 South Hope Street, 55th Floor                       Class B                 --                 --
   Los Angeles, CA  90071

 Wellington Management Company LLP (I)                     Class A            484,900               7.9%
   75 State Street                                         Class B                 --                 --
   Boston, Massachusetts  02109

 Bank One Corp. (J)                                        Class A            424,100               6.9%
   One First National Plaza                                Class B                 --                 --
   Chicago, IL 60670

 Gardner Lewis Asset Management (K)                        Class A            407,000               6.6%
   285 Wilmington West Chester Pike                        Class B                 --                 --
   Chadds Ford, PA 19317

 M. L. Dick Heimann (D) (L)                                Class A             70,954               2.1%
                                                           Class B                 --                 --

 R. Bradford Gray (D) (M)                                  Class A             42,263                  *
                                                           Class B                 --                 --

 Brian R. Neill (N)                                        Class A             31,959                  *
                                                           Class B                 --                 --

 Thomas Becker (O)                                         Class A             13,200                  *
                                                           Class B                 --                 --

 William J. Young (O)                                      Class A             3,000                   *
                                                           Class B                --                  --

 All executive officers and directors as a                 Class A           312,885
 group (6 persons) (P)                                     Class B         4,110,000                100%



----------------------------------
*Less than one percent

(A) Applicable percentage of ownership is based on 6,149,688 shares of Class A Common Stock outstanding and 4,110,000 shares of Class B Common Stock outstanding as of March 31, 1999 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(B) The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to 10 votes per share and is convertible into Class A Common Stock on a share for share basis at the option of the holder thereof or under certain other circumstances.
(C)  Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon
     97501.
(D) Lithia Holding's members are Mr. DeBoer (53.6%), Mr. Heimann (34.9%), Mr. Gray (7.0%), DeBoer Insurance, L.L.C. (3.8%) and Sid and Karen DeBoer Foundation (0.7%). Mr. DeBoer, as the manager of Lithia Holding and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B Common Stock held. DeBoer Insurance, L.L.C. is owned by Mr. DeBoer's adult children.
(E) Class A holdings include 30,954 shares subject to options exercisable within 60 days of March 31, 1999.
(F) The following information is obtained solely from a Form 13G filing prepared by J. P. Morgan & Co. Incorporated ("J. P. Morgan"). J.P. Morgan is the parent holding company of Morgan Guaranty Trust Company of New York, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and J. P. Morgan Investment Management, Inc. and J. P. Morgan Florida Federal Savings Bank, both of which are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. J.P. Morgan has sole voting power with respect to 567,000 shares and sole dispositive power with respect to all 668,100 shares.
(G) The following information is obtained solely from a Form 13G filing prepared by Mellon Bank Corporation ("Mellon"). Mellon is a parent holding company for certain banks and Investment Advisors under Section 203 of the Investment Advisers Act of 1940, including The Boston Company, Inc. and Boston Group Holdings, Inc. Mellon has sole voting power with respect to 514,100 shares and sole dispositive power with respect to all 514,100 shares. The Boston Company, Inc. and Boston Group Holdings, Inc., as the parent holding company of The Boston Company, Inc. are deemed to be the beneficial holders of 391,900 of the reported shares.
(H) The following information is obtained solely from a Form 13G filing prepared by Capital Guardian Trust Company ("Capital Guardian"). Capital Guardian is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and serves as an investment manager for several institutional customers. Capital Guardian has sole investment with respect to 339,000 shares and sole dispositive power with respect to all 509,000 shares.
(I) The following information is obtained solely from a Form 13G filing prepared by Wellington Management Company, LLP ("WMC"). WMC is deemed to have beneficial ownership of these shares as a result of its capacity as investment adviser. Such securities are owned of record by clients of WMC. WMC has shared voting power with respect to 254,400 shares and shared dispositive power with respect to all 484,900 shares. WMC is the parent holding company of Wellington Trust Company, NA, a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934.
(J) The following information is obtained solely from a Form 13G filing prepared by Bank One Corp. ("Bank One"). Bank One is deemed to have beneficial ownership of these shares as a result of its capacity as a parent holding company for certain investment advisory companies. Bank One has sole voting power with respect to all 424,100 shares and sole dispositive power with respect to 421,200 shares.
(K) The following information is obtained solely from a Form 13G filing prepared by Gardner Lewis Asset Management, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Gardner Lewis Asset Management has sole voting and dispositive power with respect to all 407,000 shares.
(L) Includes 70,954 shares subject to options exercisable within 60 days of March 31, 1999 and 5,230 shares held by Mr. Heimann's spouse.
(M) Includes 42,263 shares subject to options exercisable within 60 days of March 31, 1999.
(N) Includes 20,840 shares subject to options exercisable within 60 days of March 31, 1999.
(O) Includes 3,000 shares subject to options exercisable within 60 days of March 31, 1999.
(P) Includes 171,011 shares subject to options exercisable within 60 days of March 31, 1999 and 5,230 shares held by Mr. Heimann's spouse.

                               EXECUTIVE OFFICERS

The following table identifies the current executive officers of the Company, the positions they hold, and the year in which they began serving in their respective capacities. Officers of the Company are elected by the Board of Directors at the Annual Meeting to hold office until their successors are elected and qualified.

                                                                                                      POSITION HELD
NAME                            AGE      CURRENT POSITION(S) WITH COMPANY                                 SINCE
--------------------------    -------    -------------------------------------------------------     -----------------
Sidney B. DeBoer                55       Chairman, Chief Executive Officer and Secretary                   1968
M. L. Dick Heimann              55       President, Chief Operating Officer and Director                   1970
R. Bradford Gray                47       Executive Vice President and Director                             1995
Brian R. Neill                  45       Senior Vice President and Chief Financial Officer                 1995

For information on the business background of Messrs. DeBoer, Heimann and Gray, see "Election of Directors" above.

BRIAN R. NEILL. Mr. Neill has served as the Chief Financial Officer of the Company since September 1995 and as Senior Vice President since 1997. Prior to joining the Company, he served as the Senior Vice President and Chief of Operations of Jackson Federal Bank in Medford, Oregon from 1977 to 1991. Mr. Neill is a graduate of Northwest Christian College with a Bachelor of Science degree in Management.


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table shows compensation paid to the Chief Executive Officer and each of the three other executive officers who had total compensation during 1998 exceeding $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                                                                                                       Long Term
                                                                                                      Compensation
                                                              Annual Compensation                        Awards
                                                -------------------------------------------------    ---------------
                                                                                     Other             Securities
                                                                                    Annual             Underlying
Name and Principal Position          Year         Salary        Bonus (A)      Compensation (B)       Options (#)
-------------------------------    ---------    ------------    -----------    ------------------    ---------------
Sidney B. DeBoer                     1998          $371,700       $77,000            $9,809               12,000
  Chairman, Chief Execu-             1997          $364,800        $4,689            $9,711                3,636
  tive Officer and Secretary         1996          $344,550        $1,500            $7,282               68,500

M. L. Dick Heimann                   1998          $298,875       $51,000            $4,456               12,000
  President, Chief Operat-           1997          $273,000        $1,996            $7,262                3,636
  ing Officer and Director           1996          $273,000        $1,500            $5,842               68,500

R. Bradford Gray                     1998          $263,000       $48,660            $6,617                8,000
  Executive Vice President           1997          $238,000        $3,898            $6,795                2,909
  And Director                       1996          $196,000        $3,851            $6,426               68,500

Brian R. Neill                       1998           $94,500       $25,300            $6,023                4,000
  Senior Vice President              1997           $83,500          $200            $5,098                  727
  and Chief Financial Officer        1996           $63,500          $150              $988               54,800


(A) Includes a "years of service bonus" of $1,500 in 1996 and $1,000 in 1997 and 1998 for each of the Named Executive Officers. All full-time employees are entitled to an annual "years of service bonus" equal to $150 per year in 1996 and $100 per year in 1997 and 1998 for each year of employment (maximum of $1,500 in 1996 and $1,000 in 1997 and 1998) for undergoing a physical and other health counseling.

(B) Includes an automobile allowance and Company contributions to employees' 401(k) account.


STOCK OPTIONS
The following table contains information concerning the grant of stock options under the Company's 1996 Stock Incentive Plan (the "Plan") to the Named Executive Officers in 1998.

                               OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                    Potential
                                          Individual Grants (A)                                 Realizable Value
                     -----------------------------------------------------------------          At Assumed Annual
                           Number of       % of Total                                          Rates of Stock Price
                          Securities        Options                                             Appreciation for
                          Underlying       Granted to                                            Option Term (B)
                            Options       Employees in      Exercise      Expiration        --------------------------
Name                        Granted       Fiscal Year     Price ($/Sh.)      Date               5%           10%
----                        -------       -----------     -------------      -----              ---          ---
Sidney B. DeBoer             12,000            7.7%           $16.23       01/01/03            $31,202     $ 90,360

M. L. Dick Heimann           12,000            7.7%           $16.23       01/01/03            $31,202     $ 90,360

R. Bradford Gray              8,000            5.2%           $14.75       01/01/06            $56,340     $134,943

Brian R. Neill                4,000            2.6%           $14.75       01/01/06            $28,170     $ 67,472

-----------------
 (A) Options granted to Messrs. DeBoer and Heimann in 1998 vest as to 50% on the first anniversary of the date of grant and as to an additional 50% on the second anniversary thereof and have a term of 5 years. Mr. Gray's options vest as to 1,221 shares on December 31, 2002 and 6,779 shares on January 1, 2003 and expire 8 years from the date of grant. Mr. Neill's options vest 100% on January 1, 2003 and expire 8 years from the date of grant. The market value of the underlying securities on the date of grant was $14.75.

(B) These calculations are based on certain assumed annual rates of appreciation as prescribed by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved, or may not be exceeded.

OPTION EXERCISES AND HOLDINGS
The following table provides information concerning the exercise of options during 1998 and unexercised options held as of the end of the fiscal year, with respect to the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                               Number of
                                                        Securities Underlying
                             Number of                        Unexercised              Value of Unexercised
                               Shares                           Options                In-The-Money Options
                              Acquired      Value            At FY-End (#)                 At FY-End (A)
     Name                   On Exercise    Realized    Exercisable  Unexercisable    Exercisable  Unexercisable
     ----                   -----------    --------    -----------  -------------    -----------  -------------
Sidney B. DeBoer                 -            -          39,954         14,182       $529,809       $ 37,121

M. L. Dick Heimann               -            -          69,954         14,182       $925,086       $ 37,121

R. Bradford Gray                 -            -          28,563         50,846       $387,326       $595,013

Brian R. Neill                   -            -          13,990         24,987       $189,145       $290,748

-----------------
(A) Market value of the underlying securities at December 31, 1998 ($16.50 per share), minus exercise price of the unexercised options.

                     BOARD REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of Messrs. Becker, Young and DeBoer. Messrs. Becker and Young are non-employee, outside directors and are responsible for establishing compensation of officers who also serve on the Board of Directors. The entire Board is responsible for reviewing and providing feedback on non-director executive officer compensation.

COMPENSATION PHILOSOPHY AND POLICIES
The Company's philosophy is to structure executive officer compensation so that it will attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries and long-term stock-based incentive opportunities in the form of options exercisable to purchase the Company's Class A Common Stock.

It is the policy of the Board that, to the extent possible, compensation will be structured so that it meets the "performance-based" criteria as defined by
Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore is not subject to federal income tax deduction limitations.

BASE SALARIES
Base salaries for the Named Executive Officers were determined by the Board based on factors including, but not limited to, length of service, salaries for comparable positions within the industry and Company performance.

ANNUAL BONUS
The Board of Directors adopted a formal bonus plan during 1998. Under the bonus plan, the Compensation Committee establishes a bonus pool for each fiscal year and makes bonus awards to individuals selected by the Chief Executive Officer. Award amounts are determined on the basis of the achievement of both Company and individual performance goals. Provision is made for the elimination or reduction of awards for Company performance below a minimum level and for unsatisfactory individual performance. The Compensation Committee has broad authority to alter, amend or terminate the bonus plan. The Company has the option of paying the bonus in cash, stock or stock options. The Named Executive
Officers received cash bonuses related to 1998 performance ranging between $25,000 and $76,000.

During 1998, the Company also provided a "years of service bonus" of up to $1,000 for each of the Named Executive Officers. At the discretion of the Board, all full-time employees are eligible for an annual "years of service bonus" equal to $100 per year for each year of employment (maximum of $1,000).

401(k) PLAN
The Company maintains a 401(k) plan, which covers substantially all eligible full-time employees. Any Company contribution to the 401(k) plan is at the discretion of the Board of Directors. Messrs. DeBoer, Heimann and Gray each received a Company contribution of $2,000 and Mr. Neill received a Company contribution of $1,921 under this 401(k) plan during 1998.

EMPLOYEE STOCK PURCHASE PLAN
The Company maintains an Employee Stock Purchase Plan, which covers substantially all eligible full-time employees. Mr. DeBoer, Mr. Heimann and Mr. Gray are not currently eligible to participate in the Employee Stock Purchase Plan since employees who control 5% or more of the total voting power of all classes of the Company's stock are not eligible.

STOCK OPTION AWARDS FOR 1998
The Company's 1996 Stock Incentive Plan provides for the issuance of incentive and/or nonqualified stock options to officers and employees of the Company to purchase shares of the Company's Class A Common Stock. See "Option Grants in Last Fiscal Year" table for a summary of options granted to the Named Executive Officers during 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION
Mr. DeBoer's 1998 base salary of $371,700, annual bonus of $77,000 and other annual compensation of $9,809 were determined in the same manner as the other executives as described above.

SUBMITTED BY:
Thomas Becker
William J. Young


                             INDEPENDENT ACCOUNTANTS

A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG Peat Marwick LLP was the Company's independent accountant for the year ended December 31, 1998.

                             STOCK PERFORMANCE GRAPH

The SEC requires that registrants include in their information statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and (c) an industry-specific index or a registrant-constructed peer group index. The broad-based market index used is the Russell 2000. In the prior year, the Company used the Nasdaq Stock Market U.S. Total Return Index as its broad based market index, but chose to change since, beginning January 1999, the Company is no longer traded on the Nasdaq National Market, but on the New York Stock Exchange. The peer group index used is composed of Cross Continent Auto Retailers, United Auto Group, Inc., Republic Industries, Inc., Sonic Automotive, Inc. and Group 1 Automotive, Inc., the only other publicly traded automobile dealerships in the United States as of December 31, 1998 that are of comparable size to the Company. The peer group index used utilizes the same methods of presentation and assumptions for the total return calculation as the Company, the Russell 2000 and the Nasdaq U.S. Index. All companies in the peer group index are weighted in accordance with their market capitalizations.





                                   Annual Percentage Return
                                   Year Ended
                                   ----------------------------------------------
Company/Index                      12/31/96 (1)      12/31/97          12/31/98
------------------------------     ------------    -------------     ------------
Lithia Motors, Inc.                      1.18           32.52            11.87
Russell 2000                             5.20           22.57             1.56
Nasdaq U.S. Index                       (0.09)          23.61            39.20
Peer Group Index                         0.41          (26.58)          (30.18)

                                                  Indexed Returns
                                     Base         Year Ended
                                    Period        ----------------------------------------
Company/Index                      12/18/96       12/31/96      12/31/97        12/31/98
------------------------------     -----------    ----------    -----------     ----------
Lithia Motors, Inc.                    $100.00       $101.18       $134.09        $150.00
Russell 2000                            100.00        105.20        128.73         125.45
Nasdaq U.S. Index                       100.00         99.91        122.60         172.05
Peer Group Index                        100.00        100.41         73.72          51.47

 (1) Represents return from December 18, 1996, the date the Company began trading, through December 31, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASE AND PURCHASE OF REAL ESTATE FROM LITHIA PROPERTIES

Several of the parcels of real property on which the Company's businesses are located are owned by Lithia Properties, the members of which are the Company (20%), Sidney B. DeBoer (35%), M. L. Dick Heimann (30%) and three of Mr. DeBoer's children, who own 5% each. The Company and the affiliated entities paid an aggregate of $1.46 million in lease payments to Lithia Properties during the year ended December 31, 1998.

The Company and Lithia Properties have entered into lease agreements with respect to each facility, effective January 1, 1997. The leases have terms of 30 years and have aggregate annual lease payments of $1.55 million in 1999. The Company is also responsible for property taxes, insurance and maintenance expenses. The lease payments were originally determined in January 1997 by a formula, which set the monthly payment at 0.83% of the fair market value of the properties according to independent appraisals. Lease payments are paid monthly and are adjusted each year beginning January 1998 to an amount equal to any increase in the cost of living based on the Consumer Price Index entitled U.S. CITY AVERAGE - ALL ITEMS FOR ALL URBAN CONSUMERS (base year 1982-84 = 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor.

Lithia Properties retained Mark DeBoer Construction, Inc. to perform certain remodeling to some of Lithia Properties' facilities. Mark DeBoer, the owner of Mark DeBoer Construction, Inc., is the son of Sidney B. DeBoer and is one of the members of Lithia Properties. The general contractor fee was $821,000 in 1998, an arrangement the Company believes is fair in comparison with fees negotiated with independent third parties.

The Company has generally chosen to lease its facilities in the past. It may continue this practice in the future and assign any rights it acquires to purchase real estate in connection with the acquisition of dealerships to Lithia Properties or others. No future transfers to or leases with Lithia Properties will be undertaken without the unanimous approval of the independent directors on the Company's Board of Directors and a determination by such independent directors that such transactions are the equivalent of a negotiated arm's-length transaction with a third party.

In September 1998, the Company loaned Mr. Neill, the Company's Chief Financial Officer, $160,000 with interest at 8.75 percent. Principal and interest are due in full in September 1999. The loan is secured by equity securities and real estate owned by Mr. Neill.

GUARANTEE OF LITHIA PROPERTIES INDEBTEDNESS; SHORT-TERM LOAN FROM LITHIA PROPERTIES
The Company has guaranteed and has committed to guarantee certain indebtedness of Lithia Properties incurred in connection with the purchase or refinancing of real property which secures mortgage loans. All of the properties securing these loans are occupied by the Company under long-term leases with Lithia Properties. The loans have a total outstanding principal balance of approximately $9.2 million with interest rates from 8.67% to 10.5% and remaining terms of from one to 11 years.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company's directors and executive officers and persons who own more than ten percent of the outstanding shares of the Company's Common Stock ("ten percent shareholders"), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 1998, the Company's officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements, except that Dorothy Crockett, an officer of the Company, filed one late report on Form 4 relating to one stock option exercise transaction and Sidney B. DeBoer, an officer and director of the Company, filed one late report on Form 5 relating to two transactions in which he gifted shares of the Company's Class B Common Stock.

                                 OTHER BUSINESS

The Company knows of no other business to be conducted at the meeting.

                              SHAREHOLDER PROPOSALS

Proposals of Shareholders intended to be presented by such Shareholders at next year's Annual meeting must be received by the Company at its principal office no later than December 27, 1999 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                    FORM 10-K

The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company's Common Stock a copy of the Company's Annual report on Form 10-K as filed with the Securities and Exchange Commission for the Company's fiscal year ended December 31, 1998. Written requests should be mailed to the Secretary, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.


                                            By Order of the Board of Directors:



                                            SIDNEY B. DeBOER
                                            CHAIRMAN, CHIEF EXECUTIVE
                                            OFFICER AND SECRETARY
Dated:  April 25, 1999

                                                                     APPENDIX A


                        1996 STOCK INCENTIVE PLAN SUMMARY

GENERAL

In April 1996, the Board and the Company's shareholders adopted the Company's 1996 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock-based awards ("Awards") to executive officers (including those who are directors), to other employees and to non-employee consultants of the Company. Such Awards may take any form approved by the Board or by a committee designated by the Board, including stock options, stock bonuses, stock appreciation rights and restricted stock awards. Stock options granted under the Plan may be either options that qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"), or those that do not qualify as such "incentive stock options" ("NQSOs"). The Plan, which permits up to 1,085,000 shares of the Company's Class A Common Stock to be issued, terminates on April 4, 2006. As of March 31, 1999, Incentive and Non-Qualified Options with respect to a total of 557,855 shares of Class A Common Stock were outstanding, and Options covering 91,263 shares of the Company's Class A Common Stock have been exercised. An additional 435,882 shares are available for issuance under the Plan. As of March 31, 1999, options with respect to 234,387 shares were exercisable. The Board has approved an amendment to the Plan to increase the number of shares under the Plan by 615,000 shares to a total of 1,700,000 shares, subject to shareholder approval. At March 31, 1999, four officers, two outside directors and 34 other employees were eligible to participate in the Plan.

ADMINISTRATION

The Plan is administered by the Compensation Committee of the Board. Subject to the terms of the Plan, the Compensation Committee determines the persons to whom Awards are granted and the terms and the number of shares covered by each Award. The term of each option may not exceed ten years from the date the option is granted, or five years in the case of an incentive stock option granted to a holder of more than 10% of the fully-diluted capital stock of the Company. Options may become exercisable in whole at grant or in installments over time, as determined by the Committee.

TERMINATION

With respect to the stock options granted by the Company to date, such options generally expire when the optionee ceases to be affiliated with the Company. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee.

VESTING

Awards under the Plan generally vest over a five-year period. The Plan provides, however, that any Award may contain, at the discretion of the Committee, a provision conditioning or accelerating the receipt of benefits pursuant to such Award upon the occurrence of specified events, including continued employment by the Company, a change in control, merger, dissolution or liquidation of the Company or the sale of substantially all of the Company's assets. The acceleration of vesting of Awards in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

MEANS OF EXERCISING OPTIONS

Under the terms of the stock options issued to date, payment upon the exercise of an option may be in cash, by check or by delivery of shares of Class A Common Stock with a "fair market value," as defined in the Plan, equal to the aggregate exercise price.

MINIMUM OPTION PRICE

The exercise prices of ISOs under the Program must equal or exceed the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who holds 10% or more of the voting power of the Common Stock (a "10% Stockholder")).

DURATION OF OPTIONS

Subject to earlier termination of the option as a result of termination of employment, death or disability, each option granted under the Plan shall expire on the date specified by the Compensation Committee, but in no event more than
(i) ten years and one day from the date of grant in the case of NQSOs, (ii) ten years from the date of grant in the case of ISOs generally, and (iii) five years from the date of grant in the case of ISOs granted to a 10% Stockholder. Awards generally terminate eight to ten years from the date of grant.

FEDERAL TAX EFFECTS OF ISOS

The Company intends that ISOs granted under the Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. An optionee acquiring stock pursuant to an ISO receives favorable tax treatment in that the optionee does not recognize any taxable income at the time of the grant of the ISO or upon exercise. The tax treatment of the disposition of ISO stock depends upon whether the stock is disposed of within the holding period, which is the later of two years from the date the ISO is granted or one year from the date the ISO is exercised. If the optionee disposes of ISO stock after completion of the holding period, the optionee will recognize as capital gains income the difference between the amount received in such disposition and the basis in the ISO stock, i.e. the option's exercise price. If the optionee disposes of ISO stock before the holding period expires, it is considered a disqualifying disposition and the optionee must recognize the gain on the disposition as ordinary income in the year of the disqualifying disposition. Generally, the gain is equal to the difference between the option's exercise price and the stock's fair market value at the time the option is exercised and sold (the "bargain purchase element"). While the exercise of an ISO does not result in taxable income, there are implications with regard to the alternative minimum tax ("AMT"). When calculating income for AMT purposes, the favorable tax treatment granted ISOs is disregarded and the bargain purchase element of the ISO will be considered as part of AMT income. Just as the optionee does not recognize any taxable income on the grant or exercise of an ISO, the Company is not entitled to a deduction on the grant or exercise of an ISO. Upon a disqualifying disposition of ISO stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount generally equal to the amount that the optionee recognizes as ordinary income due to the disqualifying disposition.

FEDERAL TAX EFFECTS OF NQSOS

If an option does not meet the statutory requirements of Section 422 of the Internal Revenue Code and therefore does not qualify as an ISO, the difference, if any, between the option's exercise price and the fair market value of the stock on the date the option is exercised is considered compensation and is taxable as ordinary income to the optionee in the year the option is exercised, and is deductible by the Company for federal income tax purposes in such year. Although an optionee will generally realize ordinary income at the time the NQSO is exercised, if the stock issued upon exercise of the option is considered subject to a "substantial risk of forfeiture" and no "Section 83 Election" has been filed, then the optionee is not taxed when the option is exercised, but rather when the forfeiture restriction lapses. At that time, the optionee will realize ordinary income in an amount equal to the difference between the option's exercise price and the fair market value of the stock on the date the forfeiture restriction lapses.

The foregoing summary of federal income tax consequences of stock options does not purport to be complete, nor does it discuss the provisions of the income tax laws of any state or foreign country in which the optionee resides.

FUTURE STOCK OPTION COMMITMENTS

The Company is contractually committed to grant stock options to certain key employees of the Moreland Automotive Group pursuant to the terms of the Agreements and Plans of Reorganization (the "Agreements"). These stock options will be granted in accordance with the terms of the Plan. The Company is required to grant stock options in an amount equal to six percent of the total number of shares of Class A Common Stock issued or issuable under the terms of the Agreements. The stock options must be granted in the years 1999 and 2000. Because the exact number of shares of Class A Common Stock issuable is dependent upon, in part, the share price at a future date, the Company can not determine the specific number of stock options which would be granted following completion of the Agreements at this time. The Company estimates that the total number of stock options to be granted pursuant to the Agreements will be approximately 115,000 shares.

                             NEW PLAN BENEFITS TABLE
                                    1996 PLAN

The following options have been granted under the Company's 1996 Plan from January 1, 1999 through March 31, 1999:


NAME AND POSITION                                                            NUMBER OF UNITS (A)
-----------------                                                            -------------------
Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary                   12,000
M. L. Dick Heimann, President, Chief Operating Officer and Director                 12,000
R. Bradford Gray, Executive Vice President                                           8,000
Brian R. Neill, Senior Vice President and Chief Financial Officer                    4,000
Thomas Becker, Director                                                                 --
William J. Young, Director                                                              --
All Current Executive Officers as a Group (4 people)                                36,000
All Non-Executive Officer Directors as a Group (2 people)                               --
All Non-Executive Officer Employees as a Group (1,846 people)                       14,600

--------------------------
(A) Such options were granted at an exercise price per share that is equal to the fair market value (110% of fair market value for Messrs. DeBoer and Heimann) of the Company's Class A Common Stock on the date of grant. The average per share exercise price of all option grants included in the above table is $17.28. Options granted vest over two to five-year periods and expire five to ten years from the date of grant. Option grants under the 1996 Plan are discretionary and therefore, grants for the remainder of 1999 or thereafter cannot be determined.

                              LITHIA MOTORS, INC.
      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 1999

    The undersigned hereby names, constitutes and appoints Sidney B. DeBoer and
M. L. Dick Heimann, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Lithia Motors, Inc. (the "Company") to be held at 4:00 p.m. on Thursday, May 20, 1999, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 31, 1999, with all the powers that the undersigned would possess if he were personally present.

1.    PROPOSAL 1                 / /FOR                                    / /WITHHOLD AUTHORITY
      ELECTION OF DIRECTORS        all nominees listed below                 to vote for all nominees
                                                                             listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

  SIDNEY B. DEBOER  M. L. DICK HEIMANN  THOMAS BECKER  R. BRADFORD GRAY  WILLIAM
J. YOUNG

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF
                           THE NOMINEES NAMED ABOVE.

2. PROPOSAL 2 TO APPROVE AN AMENDMENT TO THE LITHIA MOTORS, INC. 1996 STOCK INCENTIVE PLAN.

    FOR PROPOSAL 2 / /      AGAINST PROPOSAL 2 / /     ABSTAIN ON PROPOSAL 2 / /

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                             APPROVAL OF PROPOSAL 2

3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC
 DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR
                                    EACH OF
              THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.
                                             Signature(s) ______________________
                                             Dated _______________________, 1999

                                           NOTE: Please sign as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.

                                           I do / / do not / / plan to attend
                                           the meeting. (Please check)

                                             The shareholder signed above
                                             reserves the right to revoke this
                                             Proxy at any time prior to its
                                             exercise by written notice
                                             delivered to the Company's
                                             Secretary at the Company's
                                             corporate offices at 360 E. Jackson
                                             Street, Medford, Oregon 97501,
                                             prior to the Annual Meeting. The
                                             power of the Proxy holders shall
                                             also be suspended if the
                                             shareholder signed above appears at
                                             the Annual Meeting and elects in
                                             writing to vote in person.